EXHIBIT 22

RESOLUTE FOREST PRODUCTS INC.
GUARANTOR SUBSIDIAIRIES OF THE REGISTRANT
As of December 31, 2021
AbiBow Recycling LLC
Abitibi Consolidated Sales LLC
Accurate Paper Holdings, LLC
Atlas Paper Management, LLC
Atlas Paper Mills, LLC
Atlas Southeast Papers, Inc.
Atlas Tissue Holdings, Inc.
Augusta Newsprint Holding LLC
Bowater Newsprint South LLC
Bowater Nuway Mid-States Inc.
Calhoun Newsprint Company
Donohue Corp.
FD Powerco LLC
Fibrek Recycling U.S. Inc.
Fibrek U.S. Inc.
GLPC Residual Management, LLC
Resolute Caddo River LLC
Resolute Cross City Real Estate Holdings LLC
Resolute Cross City LLC
Resolute Cross City Timber Management LLC
Resolute El Dorado Inc.
Resolute FP Augusta LLC
Resolute FP Florida Inc.
Resolute FP US Inc.
Resolute Glenwood LLC
Resolute Growth US LLC
Resolute Hagerstown LLC
Resolute Navcor LLC
Resolute Tissue LLC
Resolute US Lumber Inc.